Exhibit 99.1

Saia Inc. - Saia - Earning Conference Call Transcript – 2/8/21 10:00 AM ET

Company Participants

Douglas Col - CFO, EVP, Finance & Secretary

Frederick Holzgrefe - President, CEO & Director

Conference Call Participants

Amit Mehrotra - Deutsche Bank

Todd Fowler - KeyBanc Capital Markets

Scott Group - Wolfe Research

Jack Atkins - Stephens Inc.

Jason Seidl - Cowen and Company

Jordan Alliger – Goldman Sachs

Thomas Wadewitz - UBS

David Ross - Stifel, Nicolaus & Company

Jonathan Chappell - Evercore ISI

Ariel Rosa - Bank of America

Stephanie Benjamin - Truist

Tyler Brown - Raymond James & Associates

Operator

Good day, and welcome to the Saia, Inc. Hosted Fourth Quarter and Full Year 2020 Earnings Call. Today's conference is being recorded.

At this time, I would like to turn the conference over to Douglas Col.  Please go ahead, sir.

Douglas Col

Thank you, Lauren. Good morning, everyone. Welcome to Saia's Fourth Quarter 2020 Conference Call. With me for today's call is Saia's President and Chief Executive Officer, Fritz Holzgrefe.

Before we begin, you should know that during this call, we may make some forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements and all other statements that might be made on this call that are not historical facts are subject to a number of risks and uncertainties, and actual results may differ materially. We refer you to our press release and our SEC filings for more information on the risk factors that could cause actual results to differ.

Now I'd like to turn the call over to Fritz for some opening comments.

Frederick Holzgrefe

Good morning, everyone. I'm pleased to welcome you to this call to review our fourth quarter and full year results. I'm also pleased to take this moment to say goodbye to 2020.

Well, last year brought all of us plenty of challenges, both professionally and personally. We learned that we are capable of pulling together as a team to deal with the crisis. Not only do we adapt quickly to changing conditions across our network brought on by COVID-19, where we did so while maintaining a high level of service. In 2020, we delivered 98% of our shipments on time despite experiencing periodic shortages of employees on any given day due to the pandemic. Protecting customers' freight remained a priority for our employees, and our 2020 cargo claims ratio of 0.66% was a record. I'm very proud of our team for providing the type of service for our customers and pleased that we could do our part and deliver essential goods in these difficult times.

It is exciting today to be able to discuss our record fourth quarter and full year results. Business volumes really never tracked historical trends after the downturn in mid-March and then ensuing rebound in April , and that continued into the fourth quarter. In the fourth quarter, daily shipment activity remained steady, and shipments per workday for the full quarter rose 3.6% compared to last year. Weight per shipment rose 2.3% for the full quarter, and tonnage per workday increased 6% year-over-year. Our operations team executed extremely well in 2020, and we were well positioned to handle better-than-expected late December shipment volumes. Shipments rose 3.5% this December against a difficult year-ago comparison, where December 2019 shipments increased by 10%.

The pricing environment remains stable throughout the pandemic, and we continue to focus our pricing strategies in identifying the outflow mix of business, while ensuring that we're compensated for our strong service execution. If anything, the continued tightness in the driver market made worse by the pandemic and the increased cost of purchase transportation has made carriers even more focused on pricing in the face of these cost pressures.

I'm extremely pleased to report that revenue per shipment, excluding fuel surcharge, rose 6.5% in the fourth quarter. And despite fuel surcharge revenue being down 13% year-over-year, we still managed to improve revenue per shipment, including the surcharge by 3.5%. This improvement in revenue per shipment plays a key role in improving margins, and I'm proud to report that our fourth quarter operating ratio of 89.4% is a record. Our revenue in 2020 was a record $1.8 billion, surpassing last year's record revenue by 2%. Operating income also grew by 18% to a record $180 million.

I'm now going to turn the call over to Doug for a few more detailed comments about the fourth quarter and full year results.

Douglas Col

Thanks, Fritz. Fourth quarter revenue was $476.5 million, up $33.4 million, or 7.5%, from last year. The year-over-year revenue increase was the result of 6% growth in tonnage per workday; our yield, excluding fuel surcharge, improvement of 4.1%; and a 6.1% increase in length of haul. Revenue per shipment grew 3.5% to $246.88. Offsetting these tailwinds, fuel surcharge revenue decreased by 12.9% and was 10.5% of total revenue compared to 13% a year ago.

Moving now to key expense items in the quarter. Salaries, wages and benefits increased 3.6%. This was largely driven by our employee utilization of paid time off in the quarter compared to the prior year. You will remember that we offered our hourly employees an additional 5 days of paid time off in 2020 to help them deal with personal and family issues arising from the COVID-19 crisis. Health insurance costs were essentially flat year-over-year with inflationary costs being offset somewhat by lower usage of benefits by our employees.

Purchase transportation costs increased 42.1% compared to last year. As a percent of total revenue, purchase transportation costs were 9.4% compared to 7.1% in the fourth quarter last year. The increase is primarily tied to an approximate 76% increase in purchase truck and rail miles compared to last year. In the quarter, we faced pandemic-related driver shortages in some markets, and we're able to meet the stepped-up demand with purchase linehaul capacity. Purchase transportation miles were 16.3% of total linehaul miles in the fourth quarter.

Fuel expense fell by 30.7% in the quarter, while company miles decreased 2% year-over-year. National average diesel prices were approximately 20% lower throughout the quarter than in the same period a year ago.

Claims and insurance expense decreased by 27.3% in the quarter, reflecting decreased frequency and accident severity in that expense line, serving to offset the higher year-over-year premium costs. To put that in perspective, the $3.4 million expense decrease compared to prior year would have been favorable by another $1.5 million, if not for premium increases we experienced. Also, to illustrate the volatility in this expense line, I would note that claims and insurance expense was down 24% or $2.8 million sequentially from the third quarter.

Depreciation expense of $34.2 million in the quarter was 7.2% higher year-over-year. This is a continuation of the trend we have seen over the past few years as we have grown our terminal network, invested in equipment to lower the age of our tractor and trailer fleet and made meaningful investments in technology.

Overall, operating expenses increased by 2.5% in the quarter. With the revenue increase of 7.5%, our operating ratio improved by 440 basis points from a year ago.

Our tax rate in the fourth quarter was 19.8% compared to 18.1% last year, and our full year tax rate was 21.5%.

Fourth quarter diluted earnings per share were $1.51 compared to $0.81 last year.

Moving on to the financial highlights of our full year results. As Fritz mentioned, revenue was a record $1.8 billion, and operating income of $180.3 million was also an annual record. Our operating ratio for the full year improved 140 basis points to a record 90.1%. For the full year 2020, our diluted earnings per share were a record $5.20 versus $4.30 in 2019.

In 2020, we made capital investments totaling $231.1 million. We reduced our net debt position by $90.5 million in 2020, and we entered 2021 with $25.3 million of cash on hand.

In 2021, we anticipate capital expenditures will be approximately $275 million. Also, at the beginning of 2021, we implemented a wage increase across our workforce, which averaged approximately 3.5%.

I'd now like to turn the call back to Fritz for some closing comments.

Frederick Holzgrefe

Thanks, Doug. Just a couple more comments before we open this up for questions.

2019 was a year of investment across the company, perhaps most notably in the Northeast. For 2020, our team was focused on operational execution with an emphasis on integrating the new operations into the broader network. COVID-19 provided an unexpected challenge which tested our execution, particularly in Q2. We emerged from the COVID-19 business decline and posted records in both Q3 and Q4. Throughout, our management team stayed focused on the safety of our employees and customers while continuing to deliver differentiated service and satisfying our customers' freight shipping needs.

COVID-19 is a continuing daily challenge across our 169 terminals, providing a level of unpredictability for both our customers and our operations. We expect these challenges to continue for the near future. At the same time, our strategy extends into 2021 with a clear focus on execution and delivering the service that our customers expect. This focus supports the ongoing effort to optimize our mix of business while being compensated for all the service that we provide.

In 2020, we opened a terminal early in the year near Burlington, Vermont. And in the fourth quarter, we moved into our new 200-door, cross-dock facility in Memphis, Tennessee. The new Memphis terminal is 60% larger than the facility it replaces and should accommodate significant expansion over time. As we think about growth in 2021, we plan to open a new terminal this quarter to service customers in the Wilmington, Delaware area and plan to open an additional 4 to 6 terminals across the course of the year, including our Northeast Atlanta terminal targeted for the fourth quarter. These terminals will enhance our service across the geography while also providing reach into new markets as we seek opportunities to build our long-term pipeline of coverage in 2021 and beyond.

As 2020 highlights, despite the operational challenges, Saia is positioned to continue to execute our plan into 2021 and beyond.

With that said, we're now ready to open the line for questions, operator.

Operator

(Operator Instructions) Our first question comes from Amit Mehrotra with Deutsche Bank.

Amit Mehrotra

Thanks Operator. Hi Fritz. Hi Doug. Congrats on the results. I guess I had one sort of shorter-term question and maybe one longer-term question. So just on the shorter-term side, I wonder if you can give us January shipments and weight trends, just kind of how it feels out there from a demand and customer perspective.

And then also, you kind of provide OR trends sequentially. I know it usually deteriorates fourth quarter, first quarter, but if you can give us a little bit of color there as well.

Douglas Col

Sure. Hi Amit. Everybody should have the October and November trend numbers. But December shipments were up 3.5%, and tonnage was up 5.2%. And in January, shipments were up about 1.1%; and tonnage, up about 5.6%. So the January numbers are, again, against a pretty healthy comp, like December was. January shipments a year ago were up 8%, and we also implemented a GRI on January 18 of approximately -- averaged approximately 5.9% across our tariffs. So, we're seeing a little bit of impact to that on the shipment side, but weight per shipment is up nicely, and we're growing tonnage and hopefully improving our mix.

Amit Mehrotra

And then the OR comment sequentially?

Douglas Col

Yes. I mean, historically, like you say, I mean, it's been a pretty tight range historically. It's going back and forth, sometimes weather-dependent. But we'd say, historically, adjusting for the accidents and severe weather we can, it's probably flatt-ish quarter-to-quarter. And we would hope to be able to do that again this year.

We gave a wage increase on January 1st, and we're seeing fuel costs trend back up a little bit. But we would hope that we can keep it steady with where we operated in Q4.

Amit Mehrotra

Okay. That's encouraging. And just, I guess, more for my longer-term question, which I guess is more important, anyways. Fritz, if I look at the revenue dollars per shipment, it's quite a bit lower than other non-unionized LTL’s. I mean it's over 30% below what OD is doing, over 10% below what XPO is doing. I know that's a focus of you guys from a pricing and mix perspective and a service perspective, but I was just wondering if you could talk about what the actual opportunity is to narrow that gap, now that you have an expanded or increasing footprint? And then what should be kind of the reasonable expectation there in terms of your ability to continue closing or narrowing that gap over the next couple of years?

Frederick Holzgrefe

Sure. Amit, when we look at that, and we highlighted in the call comments, we were very, very pleased with our service performance in the second half of the year through the pandemic. Claims ratio's a record low. Operations team did a phenomenal job taking care of the customers. And what that does, though, is that says that when you look at those national carriers that you pointed out, where we're at a discount, that that sort of level of service, we need to get paid for because that is service that is some of the best in the industry. We're doing a great job for the customer, and it's expensive to run this business. We have a lot of costs tied up in this. As we point out, none of this should be free. So we've got to charge for it and improve the mix of business to find those customers that really value that outstanding service that we've been able to deliver.

So as I think about it, it's not going to happen overnight, but I think we continue to work pretty hard at closing that gap against those larger national carriers. And I think you see the performance we had in Q4, and that's the playbook. We've got to keep executing that, focused on getting paid for the service that we're providing. So I think we've shown that we can do it, and now we've got to continue to execute that plan.

Douglas Col

Amit, I would add, too, that you see evidence of our work on mix and also the benefit of the expanded geography, if you just kind of compare our yield performance and our revenue per bill performance. So yield, ex fuel surcharge, in the fourth quarter was up 4.1%. We actually grew revenue per shipment, ex fuel, 6.5%. So our length of haul was about 6% longer year-over-year. And the mix opportunities that Fritz mentioned, if that continues to help us grow revenue per bill in excess of our yield growth that will help, too.

Amit Mehrotra

Okay, that’s helpful guys. Thanks a lot. Appreciate it.

Operator

Our next question comes from Todd Fowler with KeyBanc Capital Markets.

Todd Fowler

Okay. Great. Good morning, Fritz. Good morning, Doug. Fritz, in your prepared comments at the end, when you kind of went through the cadence of the last couple of years, the growth and then shipping into execution, we obviously see that in the last couple of quarters. As you think about going into '21 and '22, you talked historically about 150 to 200 basis points of margin improvement on an annualized basis. Is '21 a year where you're in that range? Is it something better than that range given the investment that you've made? Just how do you think about the cadence of the OR longer term at this point?

Frederick Holzgrefe

Yes. Thanks, Todd. That's a good question. I mean one of the things that we focused on, as you rightly point out, is execution through the pandemic. And, we felt like that has gone -- we've executed well in that environment. And as we get to 2021 and beyond, it's really about what's the overall freight environment look like. If it continues to be favorable, I think we can exceed this. The range that we've talked about historically of 100 to 150, I mean, we should be above that.

Where that goes, how strong the market is, that's to be determined. But I think what's important right now is that we're in a position where we continue to focus on pricing. That's, as we know, a flow-through to the bottom line pretty quickly, but we're also proven that we can execute. So I'm excited about the terminal openings we have. So I think that we should be able to absorb that without really being a drag on our, sort of, profile. Now certainly, if we had to accelerate because there were opportunities that were out there, we would do that. But I think, ultimately, I think we're in this nice range where the market's favorable. We see growth opportunities. The pricing initiatives are critical. I think we can continue to improve and likely be above the range that we have historically talked about.

Todd Fowler

Yes. Okay. That's great. That's really helpful. And then just for my follow-up, can you talk a little bit about your philosophy and your thoughts on using purchase transportation? Structurally, it's a difference between your model and Old Dominion. And obviously, in an environment like we saw in the second half of '20, with truckload linehaul ratio moving up, there could be some impact on the margins there. So how do you think about the right mix of purchase transportation in your network and either bringing that down over time or maintaining it at a certain level? Thanks,

Frederick Holzgrefe

Thanks, Todd. So Doug and I will kind of combine on this answer. But I'm going to start with this leading sort of focus that we have. And we're a margin-driven company, so we utilized more purchase transportation in the fourth quarter to meet customer expectations, meet service requirements. We price it the right way. We found the PT that worked for us and was cost optimal, so we built that into an 89.4% OR.

Now over time, certainly, you want to look for ways to enhance, leverage our own assets where we can. But ultimately, we're going to make a decision around driving that OR. And if we can achieve our OR targets and need to use PT to do that, we will. But certainly, in time, it's important that we find ways to leverage our infrastructure.

Douglas Col

Yes. And I mean, I would add, Todd, all the PT on the truck side, certainly saw a lot of price inflation last year. And the way we buy it with some committed carriers, we didn't feel the extreme volatility in our rates.

I mean, in Q4, our truck pricing year-over-year for truck miles on the PT side was up low single-digit rate. So we had some carriers come to us, and we did have to pay higher rate increases with some. But on average, we weren't that exposed in any way to the spot market.

And our rail pricing year-over-year is favorable. I mean we couldn't get as many rail miles as we wanted, probably, but that's a very cost-effective way to deal with the longer length of haul that we've got these days.

Todd Fowler

Okay. So it sounds like if you're flexing up and you have to use more PT, and we saw this in the fourth quarter, you're able to be compensated from your customers as a result of that, at least at this point.

Douglas Col

Right. And I mean, normally, you'd see the highest PT usage for us in the strongest part of the year, historically, second and third quarter. We're using PT historically in those time periods to meet the seasonal demand and any vacations in the second and third quarter, so some of your own capacity is not available.

This year, we saw kind of the opposite. I mean things dipped, and our usage dipped in Q2. But then when business came back strong in Q3, we utilized PT to satisfy the demand. And it didn't really tail off like historically you see in the second part of the fourth quarter, so we, again, had to use PT. But to your point, yes, we were able to price effectively and make it work for us. Our service levels didn't deteriorate because we were using PT.

Todd Fowler

Got it. Okay. Thanks so much for the time this morning guys.

Frederick Holzgrefe

Thanks, Todd.

Operator

Our next question comes from Scott Group with Wolfe Research.

Scott Group

Hey, thanks. Morning guys. Can you talk about the renewal trends in the quarter? And then maybe just help us out, a big increase in weight per shipment, how to think about yield trends, either in January or first quarter, however you want to think about it. Thank you.

Douglas Col

Yes. Thanks, Scott. On the contractual renewal side, I mean, we saw a nice bounce back in Q3 and Q4. They were up 6.9%, on average, in Q3 and 6.6% in Q4. And to us, that's a reflection of the shippers' mindset. You saw it, too, in some of your survey work. I mean the shippers' expectations for higher rates really across all modes bounced back in the second half, and we felt that in our renewals.

And so far, in January, I'd say on the yield side, a continuation of what we saw in the latter part of Q4. I'd say low to mid-single-digit yields or probably a level that -- it's a level we're seeing and a level we need to see and maintain. Our cost inflation on a per-shipment basis seems always be 3% or 4%. So we've got a price to get that and more to improve margin.

Frederick Holzgrefe

And Scott, I'd add to that around weight per shipment. I mean we're very focused on -- as we look for the optimal mix of business, we're looking for ways to optimize or drive the weight per shipment into better categories of freight. So it's all kind of a combination for us. So it's underlying rates, and it's also about driving the mix.

Scott Group

Great. And just to clarify, when you talk about low to mid, that's on a per 100 weight basis, so obviously a good amount better on a per-shipment basis, right?

Douglas Col

Yes. The yield commentary -- yes. On pricing and then -- our work on mix and the way we're seeing, we hope to grow revenue per shipment at a better rate than that.

Scott Group

And then can I just ask, the driver pay increase in January, I think you guys typically do it later in the year. Is it just pulled forward? Or do you think that we'll see two driver pay increases this year?

Frederick Holzgrefe

So, Scott, we always want to be competitively paid, right? To be a competitive payer. So we put that in place. We did not have a similar one in 2020. However, I would stress that we did add additional sorts of compensation, either in paid time off or a onetime bonus to effectively change the compensation mix for drivers last year. So we put it in place this year. We will continue to focus on competitive pay. So could we make a change further into the year? It could happen, but that remains to be seen. Ultimately, we know its an inflationary environment out there. We know it's a competitive driver environment, so we have to pay competitively. So we monitor that pretty closely, and we'll make adjustments as we need to into the year.

Scott Group

Thank you guys. Appreciate it.

Douglas Col

Thanks, Scott.

Operator

Our next question comes from Jack Atkins with Stephens.

Jack Atkins

Great. Good morning. Thanks for taking my question. So Fritz, I guess, kind of going back to your commentary around the plans for the network this year, with the one terminal opening in the first quarter and maybe 4 to 6 more over the remainder of the year, how are you thinking about new versus existing markets with those numbers? And is there a way to kind of think about the expansion that you plan to sort of make to the network this year on a terminal door basis, just trying to get order of magnitude increases in '21 versus 2020, if that makes sense?

Frederick Holzgrefe

Yes. So the way I would think about it, the terminals that we've got on the docket, if you will, they're going to look, on average, like the rest of Saia's network. Again, on average, right? So Northeast Atlanta will be a larger facility. That will be, obviously, an existing market to some extent, but we're also splitting up Atlanta a little bit. So the idea and why the math makes so much sense for us there is that we actually can probably reach customers in this market that, historically, we haven't been able to service appropriately.

So is it new? Yes, and it's also an existing, so it's a little bit of both. Wilmington, Delaware is effectively a new market. We service it a little bit but not very well. So that would be a sort of an incremental opportunity. And the other ones that we're considering are going to give us a mix of new markets and ones that we are servicing but in the outer range of what makes sense, right? So I would think the best way to think about that is sort of an average sort of terminal size. So Northeast Atlanta, it will be a larger one, and some of the others will likely be smaller.

Douglas Col

And also, Jack, just to frame it up a little bit for you. Even though we only had one new opening in 2020, our door count was actually up a little more than 4% for the year. So we relocated. There was a press release out a couple of months ago on the Memphis relocation into a bigger facility, but we also had 4 other relocations in the year. So the door count grew a little bit, but it should be in excess of that if we're successful this year.

Jack Atkins

Okay. That's very helpful, Doug. Thank you for that. And then I guess for my follow-up question. As you guys are thinking about the different line items from an expense perspective this year, how are you thinking about inflation with regard to cost per shipment in 2021? Can you maybe help us kind of put some brackets around that as you're sort of thinking about this year, just because there are a lot of moving pieces with PT and labor, obviously, but you're expanding your network, too, which should help.

Douglas Col

Yes. I can give you a little color on it. I mean the cost per shipment was a little lower than the normal historical trend in 2020. But if you go back to 2019, cost per shipment was up about 3.5%. And like I mentioned earlier, that's just kind of the inflation we're seeing out there, but you're going to continue to see the claims and insurance line drift up. Like Fritz mentioned, salaries, wages and benefits. Not only the wage side of it, but you've got benefit inflation pretty consistently year in and year out there. So I think something in that 3% to 4% range on a per-shipment basis is kind of going to be the trend.

Jack Atkins

Okay, okay. That makes sense. Thanks again for the time, guys. Appreciate it.

Operator

Our next question comes from Jason Seidl with Cowen.

Jason Seidl

Thanks, Operator. Fritz, Doug, good morning. Thanks for taking the time. Wanted to talk about your business mix, sort of how it's breaking out between consumer and industrial and if you expect that to change throughout the year as the industrial economy could come back.

Douglas Col

Yes. I mean in terms of changing, we saw a little bit of change, really, in the middle of the year with the pandemic. And we saw residential deliveries get up into the mid-teen range on a percent of our shipments. But that's back down in the high single, low double-digit range now.

In terms of the business, I mean, industrial to us is still 60%, 65% of the freight, if you consider -- if you walk our docks and get a look at the freight we haul, you might see that over time go a little bit because of the increasing willingness of folks to order heavier-weighted goods online, and they need to deliver those items in the neighborhoods and such like that. But I don't see a big shift in the trends other than that.

Jason Seidl

Okay. Fair enough. And I wanted to talk a little bit about TFI and the acquisition of UPS Freight. I would think that it's a good thing for pricing in the LTL market which has already been favorable over the last decade or so. Wanted to know sort of how often Saia ran into UPS Freight in the marketplace?

And then just out of curiosity, you're in line of agreement with TST Overland. About how large is that? I would assume it's relatively small.

Frederick Holzgrefe

Yes. So just a general comment. I mean we are familiar with TFI. And specifically TST, we've been working with them really well in the last several years. Well-run company. Good, solid performer. And certainly, I wish them the best in their next steps with their acquisition.

We would see UPS Freight kind of in the marketplace, right? So you knew that it was a business that maybe didn't have the same level of investment as the rest, or focus that the rest of the LTL carriers had, so I think that impacted them over time. So we were familiar with them in that sort of regard. We don't think, at least, in the short term, that we'll have any meaningful impact on our TST relationship going forward. So it remains to be seen what the impact is on the broader marketplace, but TFI is a well-run company focused on the right things, and we wish them every success.

Jason Seidl

Appreciate the color, gentleman. Thank you for the time and be safe out there.

Douglas Col

Thanks, Jason.

Operator

Our next question comes from Jordan Alliger with Goldman Sachs.

Jordan Alliger

Just a follow-up on purchase transportation. As you think about going through the year, especially taking into account the terminal openings, plus the elevated demand, I mean, is the thought, though, that you'll be able to handle more of your own staffing, whether it be drivers or what have you through the year, and maybe the PT starts to ebb relative to the rates you're seeing now? Or do you think that sort of stays at these levels through the course of the year?

Douglas Col

Well, I mean, in terms of the current year, I would expect it to moderate a little bit versus the usage we saw to deal with the ramp-up out of the shutdown period last year during the pandemic. But over time, if you're not buying PT, I mean, you're going to pay for it somewhere. So it's not like we avoid the cost. It will shift up into another line if you run it with more of your own equipment, your own drivers. And there's inflation there.

But yes, I mean, naturally, as we build density and our load average improvement, which we saw 1% or 2% load average improvement in the year, we'll be able to run more of it with our capacity over time.

Jordan Alliger

Okay. I mean, from an overall, thinking about the terminals and stuff, the way the market, the ability to access people within your terminal, though, you feel pretty good in the markets that you're in? Or you don't have that availability?

Douglas Col

Well, yes, to the extent that you can see the capacity to bring on. The driver market, has been a challenge anyway, and then you add the difficulties the pandemic brought, it's a challenge. But if we can hire, you'll see us using more of our own power over time.

Jordan Alliger

Great. Thanks so much.

Operator

Our next question comes from Tom Wadewitz with UBS.

Tom Wadewitz

Yes. Good morning. Wanted to see if I could go back to some of your comments on December and January tonnage and just see if you could offer some thoughts of whether you think that's maybe January is representative of what you would expect. Or you did refer to this, I guess the GRI impact and maybe some difficult comps. Do you think is January a little bit of a one-off? Or do you think that kind of 5%, 6% tonnage growth is a realistic way to look at what you might expect in first quarter or 2021?

Douglas Col

Yes. I mean it's hard to say. If I look at it sequentially, November to December, historically, we used to see a 6% or so drop-off in shipments per day. And this year, it was only a 4% dip. And in January, we were kind of flattish with December trends, and that's usually up. But that's also -- we usually don't do GRI in January. It's been a little later than that the last few years.

So in terms of growth, the comparisons obviously get easier. February, a year ago, shipments were up 1.5%, and tonnage was essentially flat. And then after that, when the pandemic hit, beginning in March, the comps get easier for a few months, but we'll see. I mean it was a little weather related in January. There's been some weather so far in February. So it's a little too early to give you a whole lot of guidance on February.

Tom Wadewitz

Right. Okay. That's – yes that makes sense. One, on other revenue, it looked like a strong number in the fourth quarter. Can you just kind of review what might have driven that and kind of how we would look at other revenue? And also, I don't know, does that flow through the bottom line better than LTL? Or is that just kind of similar flow-through?

Douglas Col

Yes. I'd say it's a similar flow-through. I mean we've had some success in cross-selling, our Saia Sales folks cross-selling some of our LinkEx services, some of the logistics and brokerage services that LinkEx puts together for customers. So we've seen some good trends there.

Tom Wadewitz

So you'd be optimistic we should expect that to continue?

Douglas Col

Yes. I mean I think we also probably experienced some of it with shipment of some medical supplies and such on COVID-related moves. But outside of that, nothing specific to call out. It's a pretty small piece of our revenue.

Tom Wadewitz

Yeah. Right. Fair enough. Thank you for your time.

Operator

Our next question comes from David Ross with Stifel.

David Ross

Good morning, gentlemen. Most of my questions answered tomorrow at our conference, but just one for you here. A newer service I saw that you guys have is the MABD service, the must arrive by date retail delivery assurance for clients. How new is this service? How is it helping the volume growth? And then are you able to charge a premium for it? Are these one of the premium products?

Frederick Holzgrefe

Yes. I think, David, we implemented it through 2020. But I think the big thing for us is it's an opportunity to differentiate. We're in a position where we feel like we have good control around our network, and we can execute our operations. So if there's an opportunity to provide sort of that incremental level of surety for a customer, we will. And there's an opportunity, certainly, to charge for that. So that's kind of something that we've developed over time, and those are some of the suite of services that we'll continue to look to offer into the future.

David Ross

Thank you.

Operator

Our next question comes from Jon Chappell with Evercore ISI.

Jon Chappell

Thank you. Good morning. Fritz, I think that Northeast Atlanta example is a great one, getting closer to customers. And I'm thinking that's going to help you both in productivity and the margin and also probably in pricing as well. Are there other examples of how you can replicate what you're doing in Northeast Atlanta in some of your legacy markets, maybe Texas for starters, that you can speak to?

Frederick Holzgrefe

Absolutely. So that's not the first time we've done something like that with Atlanta and North Atlanta. So we had two facilities in Dallas Metroplex, which if you'd imagine, the sort of center, east part of the geography. We added Fort Worth a couple of years ago. That was an immediate impact, positive impact for us. We've added in the L. A. Basin. We added Long Beach. We added a second terminal in Seattle a couple of years ago. Those opportunities, if you look across the geography, we have 2 facilities in Chicago. Arguably, I think everybody larger than us has three, four, five in that market. That's a great freight market, and it's an opportunity for us to add additional coverage there. Houston, it's long been a great Saia market. We have a single facility there.

So as we look at our geographic opportunities, it's as much about maybe enhancing the Northeast coverage, but it's also, in the legacy markets, finding places that we can move closer to the customer. And usually, the payback, if you will, comes in multiple legs. On the one leg, you're providing a service to customer, moving closer to them. Your cut times are all improved because you're going to meet the service requirements that the customer is looking for. Maybe in the case of North Atlanta, we actually moved closer to a part of town where we have a better chance of recruiting drivers. So that could be an opportunity. Or in the case of Dallas, Fort Worth a couple of years ago, it was taking some of the freight out of the two legacy terminals in Dallas and creating some operational efficiencies.

So there are a variety of value drivers that come out of these, and I think all those markets are ones that we could continue to add. We're opportunistic around it. We look for existing properties that are great to transition to. But in some markets, you have to make a greenfield investment, much like we did in North Atlanta.

Jon Chappell

Yes. That's great. And then to follow up on that same topic. I know you guys don't give guidance, but there's very few scenarios you can kind of walk through where your cash flow is not going to exceed your CapEx for this year, and I know you don't like to keep a ton of cash on hand and definitely under levered. Do you keep a bit of dry powder for some inorganic growth, if you will? And I know you're 4 to 6 terminals this year, but is consolidation or M&A a part of your growth strategy going forward?

Frederick Holzgrefe

So for us, we want to own strategic assets. So we've been very focused over time on protecting the balance sheet, such that we could make those sort of dry powder investments when they become available. And certainly, we would move quickly if there was something that we could find that would be a nice addition to the Saia footprint.

If you go back to '19, we added facilities, they were lease facilities, from a competitor that exited the market. We were in a position that we arguably would have preferred to own some of those. But the former market participant elected, they want to be industrial real estate investors. So they weren't willing to sell, but we were interested in operating. So we were okay leasing those.

But if there's a similar situation came about, and we had the opportunity to buy, absolutely, we'd do it, if, obviously, it's in the right location, right price and all that sort of thing. The balance sheet is set up for that, and that's sort of purposeful. If we can find a way to drive growth beyond 4 to 6 terminals this year, we will. But it's dependent a bit on what we could find in marketplace that makes sense to fit into our network.

Jon Chappell

Got it. Understood. Thank you, Fritz.

Operator

Our next question comes from Ari Rosa with Bank of America.

Ariel Rosa

Great. Good morning. Congratulations on the strong results here. So I want to talk about the operating ratio. And obviously, 2020 was challenging for a number of reasons, but the operating ratio result was obviously very strong. Maybe you could share your thoughts on both what aspects of 2020 were maybe unique that allowed the operating ratio improvement to be what it was.

And then bigger picture, Fritz, it's encouraging to hear you talk about operating ratio for the next year or two, exceeding the target of 100 to 150 basis points of improvement. Could you maybe talk about any structural barriers that you see to getting to kind of a low 80s type of operating ratio? Is that something that's doable with the current network? Or is there further expansion on the network or further repricing of contracts that's needed to get there over kind of a three to five year horizon?

Frederick Holzgrefe

Yes. So when we think about what the opportunity is for the business, we don't see an impediment that says we can't get to those sort of solidly into the 80s OR. We look at the largest competitors in the sort of national footprint. Certainly, they have some reach that we don't have. So that means they can access some customers that we don't have. So perhaps, in those cases, expanding our footprint will help us drive the OR because we'll find the mix of business that makes sense.

But when we think about the biggest value driver, it's always, for us, is going to be pricing and mix. So if we take some of the best-in-class carriers that are out there, and we adjust for weight per shipment and the length of haul, the biggest difference is often pricing. And pricing kind of really takes two forms. It's rate and it's also a mix of business. So we see the opportunity that's out there. It's a matter about execution, providing that great service to customers.

I mean one of the things that is a real highlight of 2020 is what our ops team was able to do in the midst of a pandemic. They did a great job servicing the customer. That puts us in a position that when we go have those conversations with customer, if it's somebody that's new, we're in a position where we can say, "Listen, our key service statistics are as good as anybody's. Arguably better than many. So this is what it costs to do business with Saia." On the flip side, you're in a position where you've gotten to a place where you're competing on an equal footing. So I think that there's really not a structural disadvantage. We just have got to continue to reach new customers, expand the network to support that. It all kind of wraps together.

Ariel Rosa

Great. That's really terrific color and looking forward to seeing you guys get to that level. Just for my second question. One of the things we had heard about from a number of carriers was just about congestion, particularly in the rail network, and maybe service levels not being quite what we would have hoped they might be. Maybe you could talk about what kind of impact that had on results in fourth quarter and if you're seeing any improvement as we now are in the first quarter.

Douglas Col

Yes. No change, really. I mean demand is still strong, so we weren't, like I mentioned earlier, we weren't able to get as much rail capacity as we might have used. Our mix of PT miles was about 1/3 rail in the fourth quarter and 2/3 truck. And usually, it's a little more balanced, maybe 40%, 45% rail. So we have had the effect of raising our PT costs a little bit because we ran more on truck than we would have liked to. So yes, I mean, the service wasn't great. But primarily, I think it's just a factor of the congestion on the rails with all of the demand.

Ariel Rosa

Okay, sounds good. Thanks for the time.

Operator

Our next question comes from Stephanie Benjamin with Truist.

Stephanie Benjamin

Hi, good morning. I know that you gave kind of your net CapEx expectations for the year and have obviously walked through your plans from an internal expansion standpoint. But maybe you could walk through some other investments you may have, anything behind technology or other productivity initiatives that you're expecting to roll out or enhance this year. Thanks

Douglas Col

Sure. Just in terms of the mix, I mean, we expect to spend more on real estate year-over-year. Some of that may very likely be in the form of raw land. On the equipment side, you'll see this year weighted more towards trailers than tractors. Our tractor buy will be down this year, year-over-year, probably 1/3 or 1/2 of what it was a year ago, but the trailer purchase will be ramped up. And part of that's more pups required with our expanding network and our length of haul. We're also seeing some opportunities with national accounts to grow our business and pick up some efficiencies, if we're able to put trailers with a customer and then swap them. Wait until they're full and then come pick them up and swap them. So we're going to have some more trailer buys to be in a position to offer those to customers.

So the mix on the equipment side look a little different, but we continue to see benefits from lowering the age of the fleet. And of course, all the safety enhancements that come with our newest tractors, we think we're getting the benefit of that in safety and claims expense over time. So we'll continue to invest to keep the age of the fleet down and to get all those technologies.

Frederick Holzgrefe

And I would just add that on the safety equipment side, we're very focused. We're an early adopter of any available technology there. So that's part of our plan. We'll roll out a new ELD device this year for fleet, handheld device, all those things. Not in a position yet to point out the productivity enhancements, but they certainly will improve our driver experience and our customer experience along with that. And we continue to invest internally around data and analytics. The pricing themes that we have are really driven about our ability to capture and understand the costs that we have, handling customers' freight and be in a position that we know what the charge for it.

So those investments are ongoing. And they take the forum, frankly, of both capital and expense. But those are so critical, we'll continue to invest and reinvest in those areas.

Stephanie Benjamin

Great, well I really appreciate the time. Thank you.

Operator

Our next question comes from Tyler Brown with Raymond James.

Tyler Brown

Hey, good morning guys. I apologize if this is in the 10-K. I just can't remember. But can you refresh us on the tractor and trailer fleet ages?

Douglas Col

Yes. We've worked the tractor age actually a little bit below five years now coming into 2021. On the trailer side, it's probably sub eight these days and likely going lower, like I said, with the expansion on the trailer side this year.

Tyler Brown

Yes. And then, Doug, you made some interesting comments on that. So are you seeing more drop-and-hook requests? Does that feel like a trend change? Or is that just a market you weren't participating in quite as much in the past?

Douglas Col

Probably a little bit of both. Probably a little bit of both. I mean we certainly gained pickup efficiencies if we have enough equipment to do that for customers. I'd rather go there and pick up a trailer with ten shipments on it than go and each day, pick up one or two shipments. So I'd say it's probably a little of both. But we're certainly in a position to be able to invest to take advantage of it.

Tyler Brown

Yes. Okay. Interesting. And then so, Fritz, on the terminals that you are adding this year, you talked a little bit about this. Are those going to be greenfield? Are they going to be purchases or leases? Just how does that break down? I know Atlanta is a greenfield.

And then just big picture, what is your long-term philosophy on door ownership? Do you guys have a target there?

Frederick Holzgrefe

So Tyler, yes. So the North Atlanta is greenfield. I would expect the others will be a combination of lease and purchase. They will likely be because the legacy facilities are in the market or available, I should say. Ideally, you want to own the strategic assets, right? So if you're in a position that you can have ownership in key markets and you've got the key asset with that, we'll do that.

Unfortunately, in some cases, as we've seen, you can't get that, if they get control of the asset. But you can kind of get there pretty closely, if you get a good, effective, market-based lease with some tenure to it. So it's in a position where we can effectively have a long-term asset. It hasn't changed for us. We prefer to own more, but we need to be in the market. So sometimes we're willing to compromise if we can't own.

Tyler Brown

Okay, okay. And then my last one here. So Fritz, you talked a little bit about improved service. But can you give us any color on kind of what on-time percentage is? I had thought that your prior goal was maybe around 97%. Could you maybe talk, just using that as a bogey, if you're better than that these days?

Frederick Holzgrefe

Yes. We would say in the fourth quarter, we're at 98%, so continue to push that. And that's critical for the customers. You think about it like this. If you can do what you promised to a customer, you have a better opportunity to charge for it. If you take care of their freight, there's an opportunity to charge for it. So that's critical. Mastio survey data came out in Q4 and across the board, we saw improvement. That was exciting to see. So all those things are points of differentiation, and those are an opportunity for us to charge.

Tyler Brown

Yes, absolutely. Appreciate the time, guys.

Douglas Col

Thanks, Tyler.

Operator

And we'll take our next question from Amit Mehrotra with Deutsche Bank.

Amit Mehrotra

Thanks for letting me have a couple of follow-ups here. Fritz, I was just wondering if you can give us an update on the new Memphis facility. I think that's a pretty big deal for the network from a density and cost perspective. If you could just help us think about the impact of those two things from opening that Memphis facility, I think, back in October.

Frederick Holzgrefe

It's a beautiful facility; well positioned; got plenty of capacity; really is ideal for its position, its location and the ability for us to grow for the foreseeable future in that facility. So that's been fantastic. I don't really have a carve-out for that. I would tell you that that's part of the long-term growth of the company, right? That's sort of a foundational break facility for us, and it’s all part of supporting our longer-range growth.

Amit Mehrotra

But has it allowed you to close smaller break facilities as maybe you guys have been able to build direct loads between major demand centers? I mean is there kind of a cost melt away that occurs by allowing that facility?

Frederick Holzgrefe

Good point, Amit. I mean there's been some of that. I don't have a number to break out for you, but having a well-positioned break facility like that with plenty of capacity, certainly, our regional next day break operations that we had historically as a regional carrier. As we become a national carrier, we don't need that anymore. And having a Memphis facility positioned to sort of absorb that, that's fantastic. And that's part of the success that you saw in the fourth quarter. And I think it only gets better going forward.

Amit Mehrotra

Okay. And then just a couple of very quick ones from me for Doug. The yield, ex fuel, ticked down a little bit sequentially. We typically don't see that. And length of haul was also up sequentially. I guess weight per shipment was up sequentially. We typically don't see that either, third quarter to fourth quarter. But can you talk about why yield, ex fuel, actually ticked down sequentially? Was this just the weight dynamics? Or was there something else?

Douglas Col

Yes. I mean you mentioned all the factors there. Length of haul would help you a little bit, and the weight has been really strong. Sequential down doesn't really bother me with the kind of revenue per shipment, ex fuel, we're getting. But yes, you've got to weigh those factors.

Amit Mehrotra

And then D&A, I know you guys are kicking up CapEx a little bit, CapEx intensity. What's the headwind on D&A that we should expect this year?

Douglas Col

Yes. I mean I think you should still figure low double-digit percentage change year-over-year. But I mean, as a percent of revenue, it probably tracks about the same as it did in 2020.

Amit Mehrotra

Got it. Thank you very much. Appreciate it.

Douglas Col

Thanks, Amit.

Operator

And that concludes today's question-and-answer session. At this time, I'd like to turn the conference back to Fritz Holzgrefe for any additional or closing remarks.

Frederick Holzgrefe

Thank you to all on the call. We appreciate your interest and long-term support of Saia, and look forward to an exciting year in 2021 as we continue to execute on our plan. Thank you, and have a good day.

Operator

And that does conclude today's conference. We thank you for your participation. You may now disconnect.